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                                                                   EXHIBIT 10.11


                             [FIREPOND LETTERHEAD]


April 17, 2000

Mr. Joel Radford
5309 Channel Isle
Plano, TX 75093

Re: Relocation to Boston


Dear Joel:

I am pleased to present the following proposal for you and your family to relocate to Boston and change your principal office to our Waltham Headquarters. FirePond will change your terms of employment to provide the following compensation plan as a replacement for earlier compensation plans (except for pre-existing stock option grants which shall continue in effect):

-     Annualized Base salary of $140,000 per year;

- Grant of 50,000 stock options at fair market value as of the date of written acceptance, such options to vest equally on the annual anniversary of the grant over four years (25% per year) (each such grant subject to the terms of the 1999 Grant and Stock Option Plan, standard stock option agreement and execution of standard employment agreement regarding inventions, confidentiality and non-competition);

-     In the event of a change of control ("Change of Control") meaning:

      -     A sale of all or substantially all of the assets of the Company;

      - Any merger or consolidation of the Company where the Company is not the surviving entity; or

      - A sale of outstanding capital stock of the Company subsequent to the date of written acceptance whereby the holders of the Company's voting stock as becomes less than fifty (50%) percent following such sale, excluding any secondary or subsequent offering of the Company's stock to the public;

      where you are not offered a substantially similar position at substantially similar compensation, then after the closing of any of such events, fifty (50%) percent of your then outstanding unvested options shall become vested as of the date immediately preceding any such transaction closing;

- In the event your employment is terminated without cause FirePond will pay you six months base salary and six months employer's portion of fringe benefits (health and life insurance) premiums, and FirePond will pay the


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      expense associate with moving you back to the vicinity of Plano, Texas on reimbursement terms consistent with the terms of moving you and your family to Boston; and

- Reimbursement of reasonable an actual relocation expenses on terms consistent with the FirePond Executive relocation plan;

- In order to assist with your transition, effective upon relocation, you will receive a salary supplement of $2,500 per month until the end of the black out period for fiscal Q3 (approximately September 10, 2000).

The benefits listed above other than the first two bullet points (salary and grant of additional options) are contingent upon relocation by July 15, 2000, otherwise such additional incentives are null and void.

Please confirm your acceptance of this proposal by signing the enclosed copy of this letter and returning to Paul McDermott, within two weeks.


I look forward to your relocation to Boston!

Sincerely,

FIREPOND, INC.

/s/ Paul Mcdermott
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Paul K. McDermott
Chief Financial Officer

Enclosure (Duplicate Counterpart)

AGREED AND ACCEPTED:                                       Date: 4/17/00


/s/ Joel Radford
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Joel Radford